CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Inyx, Inc.

We consent to the inclusion in the Post-Effective Amendment Number 1 to the Registration Statement Form SB-2 on Form S-1 (Registration No. 333-112902) of Inyx, Inc. (filed on May 26, 2006) of our report dated March 29, 2006 on our audits of the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004, and for the period from March 7, 2003 through December 31, 2003, and the statements of operations, changes in stockholders’ equity (deficit) and cash flows of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) for the period from January 1, 2003 through March 6, 2003, and to all references to our firm included in this Registration Statement.

/s/ Berkovits, Lago & Company, LLP

Fort Lauderdale, Florida
May 26, 2006